SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934 (Amendment No. __)

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☐         Preliminary Proxy Statement

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☐         Definitive Proxy Statement

☒         Definitive Additional Materials

☐         Soliciting Material Under Rule 14a-12

VIVUS, Inc.

(Name of Registrant as Specified In Its Charter)

First Manhattan Co.

First Health, L.P.

First Health Limited

First Health Associates, L.P.

First BioMed Management Associates, LLC

First BioMed, L.P.

First BioMed Portfolio, L.P.

Sarissa Capital Management LP

Sarissa Capital Offshore Master Fund LP

Sarissa Capital Domestic Fund LP

Michael James Astrue

Rolf Bass

Jon C. Biro

Samuel F. Colin

Alexander J. Denner

Johannes J.P. Kastelein

Melvin L. Keating

David York Norton

Herman Rosenman

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On July 16, 2013, First Manhattan Co. and its affiliates (“First Manhattan”) issued a press release announcing that First Manhattan filed litigation against VIVUS, Inc. (“Vivus”) in the Court of Chancery of the State of Delaware. The press release states that First Manhattan is seeking declaratory and injunctive relief to remedy the attempt of the incumbent directors of Vivus to adjourn the 2013 annual meeting of stockholders and deny stockholders their right to vote on the future of Vivus. A copy of the press release is filed herewith as Exhibit 1.

Also on July 16, 2013, First Manhattan issued a second press release announcing that First Manhattan continues to seek a settlement with the board of directors of Vivus (the “Board”) and that, if all nine of First Manhattan’s nominees for election to the Board are elected at the Annual Meeting, First Manhattan will add three directors currently serving on the Board of Vivus to the newly reconstituted board. A copy of the press release is filed herewith as Exhibit 2.

Also on July 16, 2013, First Manhattan posted additional references to www.ourmaterials.com/VVUS/. Copies of the additional references are filed herewith as Exhibit 3.